As filed with the Securities and Exchange Commission on April 5, 2016

Registration Statement No. 333-21871

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8
REGISTRATION STATEMENT NO. 333-21871

UNDER THE SECURITIES ACT OF 1933

Cadus Corporation

(Exact name of registrant as specified in its charter)

Delaware	13-3660391
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

767 Fifth Avenue, Suite 4700 New York, New York	10153
(Address of Principal Executive Offices)	(Zip Code)

Cadus Pharmaceutical Corporation 1993 Stock Option Plan

Cadus Pharmaceutical Corporation 1996 Incentive Plan

Written Compensation Contracts with Certain Employees

Written Compensation Contracts with Non-Employee Directors

Written Compensation Contracts with Certain Consultants

Hunter C. Gary

President and Chief Executive Officer

Cadus Corporation

767 Fifth Avenue, Suite 4700

New York, New York 10153

(name and address of agent for service)

(212) 702-4300

(Telephone number, including area code, of agent for service)

Copy to:

Salomon R. Sassoon, Esq.

Matthew Der Manuelian, Esq.

Morrison Cohen LLP

909 Third Avenue

New York, New York 10022

(212) 735-8654

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY STATEMENT

Cadus Corporation, formerly known as Cadus Pharmaceutical Corporation (the “Registrant”), previously registered shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), under registration statement on Form S-8 (the “Registration Statement”) concerning shares of Common Stock issuable or issued under each of the Registrant’s 1993 Stock Option Plan, 1996 Incentive Plan, written compensation contracts with certain employees, written compensation contracts with non-employee directors and written compensation contracts with certain consultants (collectively, the “Plans”). The Registrant is no longer issuing securities under the Plans. This Post-Effective Amendment No. 3 is being filed to deregister the remaining unissued shares of Common Stock that were registered for issuance pursuant to the below-referenced Registration Statement in connection with the Plans:

•	Registration Statement on Form S-8 (No. 333-21871) filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on February 14, 1997, as amended by Post-Effective Amendment No. 1 thereto filed with the SEC on March 10, 1997 and Post-Effective Amendment No. 2 thereto filed with the SEC on December 23, 1997.

Accordingly, the Registrant hereby withdraws from registration under the Registration Statements on Form S-8 all of the shares of its Common Stock that have not been and will not be issued under the Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, the 5th day of April, 2016.

CADUS CORPORATION

By:	/s/ Hunter C. Gary
	Name:	Hunter C. Gary
	Title:	President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-21871 in reliance upon Rule 478 under the Securities Act of 1933.